Exhibit 99.2
Wachovia Mortgage Corporation
Corporate Mortgage Services Division
NC1045
401 South Tryon Street, 22nd Floor
Charlotte, NC 28288

Tel 800 691-4912
WACHOVIA

MANAGEMENT ASSERTION

As of and for the year ended December 31, 2004, Wachovia Mortgage Corporation complied in all material respects with the minimum servicing standards set forth in the
Mortgage Bankers Association of America's Uniform Single Attestation Program for
Mortgage Bankers. As of and for the same period, Wachovia Mortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $20 million, respectively.

/s/ C.D. Davies
C.D. Davies, President/ Chief Executive Officer

March 11, 2005
Date

/s/ Debbie Craig
Debbie Craig, Senior Vice President/ Chief Financial Officer

March 11, 2005
Date

/s/ Tim Schuck
Tim Schuck, Vice President/ Director of Servicing

March 11, 2005
Date